Exhibit (h)(8)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between Massachusetts Mutual Life Insurance Company, a Massachusetts corporation (the “Manager”), and MassMutual Premier Funds, a Massachusetts business trust (the “Trust”), effective as of the 3rd day of November, 2008.

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MassMutual Premier Strategic Emerging Markets Fund (the “Fund”) is a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Fund and the Manager has agreed to act in such capacity upon the terms set forth in the Investment Management Agreement;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1.	Expense Limitation

The Manager agrees to waive expenses or to cap the fees and expenses of the Fund (other than extraordinary litigation and legal expenses, or other non-recurring or unusual expenses), excluding Acquired Fund fees and expenses, through March 1, 2010 at the following amounts. This agreement cannot be terminated unilaterally by the Manager.

MassMutual Premier Strategic Emerging Markets Fund	Expense Cap
Class N shares	1.95%
Class A shares	1.65%
Class L shares	1.40%
Class Y shares	1.25%
Class S shares	1.15%

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 3rd day of November, 2008.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Eric Wietsma
Eric Wietsma, Corporate Vice President

MASSMUTUAL PREMIER FUNDS on behalf of MASSMUTUAL PREMIER STRATEGIC EMERGING MARKETS FUND

By:	/s/ Nicholas Palmerino
Nicholas Palmerino, CFO and Treasurer